Ex. 99.(a).6

JOHN HANCOCK BOND TRUST

Establishment and Designation of

New Series and New Share Classes

of Beneficial Interest of

John Hancock Global Conservative Absolute Return Fund and

John Hancock Global Short Duration Credit Fund

Series of John Hancock Bond Trust

It is hereby stated that:

1.	This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on November 29, 1984 under the name Criterion Bond Fund.

2.	The present name of the business trust is John Hancock Bond Trust (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3.	The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, established and designated a new series, John Hancock Global Conservative Absolute Return Fund (the “Fund”), with the following share classes: Class A, Class C, Class I, Class NAV, Class 1, Class R1, Class R2, Class R3, Class R4, Class R5 and Class R6.

4.	The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, established and designated a new series, John Hancock Global Short Duration Credit Fund, with the following share classes: Class A, Class I and Class NAV.

5.	The following is a true copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on June 24-26, 2013 to establish and designate the above series and classes of shares of the series, and that such resolutions have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that, in accordance with Article V, Sections 5.1 and 5.11 of the Declaration of Trust, as may be amended or restated, the Trustees hereby establish and designate the additional series of shares and additional classes thereof listed below, as described at the meeting, with such series of shares and classes thereof to have the rights and preferences set forth in the Declaration of Trust of the Trust and to be as described in the prospectuses and statement of additional information to be included in the Trusts’ registration statements on Form N-1A; and

FURTHER RESOLVED, that the officers of the Trusts be, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Trusts, to

1

take all action and execute all documents which any one or more of them may deem to be necessary or appropriate to effectuate the foregoing resolution and to carry out the purposes thereof.

Series of Shares	Share Classes
John Hancock Global Conservative Absolute Return Fund	Class NAV, Class 1, Class A, Class C, Class I, Class R1, Class R2, Class R3, Class R4, Class R5, Class R6

John Hancock Global Short Duration Credit Fund	Class NAV, Class A, Class I

IN WITNESS WHEREOF, I have affixed my signature this 26th day of June, 2013.

JOHN HANCOCK BOND TRUST

By: /s/ Nicholas J. Kolokithas
Nicholas J. Kolokithas
Assistant Secretary

2